EXHIBIT 9(b)

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                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                           dated as of August 24, 1999

                                     between

                              BANK OF AMERICA, N.A.

                                       and

                            GARDEN RIDGE CORPORATION
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                               TABLE OF CONTENTS                          PAGE

SECTION 1.  DEFINITIONS....................................................-1-
      1.1   Terms Defined Above............................................-1-
      1.2   Certain Definitions............................................-1-
      1.3   Type of Advances...............................................-9-
      1.4   Accounting Principles.........................................-10-

SECTION 2.  THE ADVANCES AND THE LETTERS OF CREDIT........................-10-
      2.1   The Advances..................................................-10-
      2.2   Procedure.....................................................-10-
      2.3   Fees..........................................................-12-
      2.4   Reduction of the Commitment...................................-12-
      2.5   Repayment.....................................................-13-
      2.6   Interest......................................................-13-
      2.7   Prepayments...................................................-14-
      2.8   Breakage Costs................................................-15-
      2.9   Increased Costs...............................................-15-
      2.10  Payments and Computations.....................................-15-
      2.11  No Deduction for Certain Taxes................................-16-
      2.12  Letters of Credit.............................................-16-

SECTION 3.  CONDITIONS PRECEDENT..........................................-17-
      3.1   Representations and Warranties................................-17-
      3.2   Event of Default..............................................-17-
      3.3   Material Adverse Change.......................................-17-

SECTION 4.  REPRESENTATIONS AND WARRANTIES................................-18-
      4.1   Organization..................................................-18-
      4.2   Authorization.................................................-18-
      4.3   Enforceability................................................-18-
      4.4   Financial Condition...........................................-18-
      4.5   Subsidiaries..................................................-18-
      4.6   Debt..........................................................-19-
      4.7   Ownership and Liens...........................................-19-
      4.8   Litigation....................................................-19-
      4.9   Other Agreements..............................................-19-
      4.10  Permits.......................................................-19-
      4.11  Compliance with Laws..........................................-19-
      4.12  Taxes.........................................................-20-
      4.13  ERISA.........................................................-20-

SECTION 5.  COVENANTS.....................................................-20-
      5.1   Organization..................................................-20-
      5.2   Reporting.....................................................-21-
      5.3   Inspection....................................................-22-
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      5.4   Financial Covenants...........................................-23-
      5.5   Debt..........................................................-23-
      5.6   Liens.........................................................-24-
      5.7   Corporate Transactions........................................-24-
      5.8   Asset Sales...................................................-24-
      5.9   Distributions, etc............................................-25-
      5.10  Transactions with Affiliates..................................-25-
      5.11  Investments and Capital Expenditures..........................-25-
      5.12  Maintenance of Property.......................................-25-
      5.13  Compliance with Laws..........................................-25-
      5.14  Taxes.........................................................-26-
      5.15  ERISA.........................................................-26-
      5.16  Lines of Business; Inventory Accounting Method................-26-
      5.17  Insurance.....................................................-26-
      5.18  Environmental Law Compliance..................................-26-

SECTION 6.  EVENTS OF DEFAULT.............................................-27-
      6.1   Payment Failure...............................................-27-
      6.2   False Representation..........................................-27-
      6.3   Breach of Covenant............................................-27-
      6.4   Bankruptcy and Insolvency.....................................-27-
      6.5   Adverse Judgment..............................................-27-
      6.6   Cross Default.................................................-28-
      6.7   Ownership.....................................................-28-
      6.8   Guaranties....................................................-28-

SECTION 7.  REMEDIES......................................................-28-
      7.1   Terminate Commitments.........................................-28-
      7.2   Acceleration..................................................-28-
      7.3   Setoff........................................................-28-
      7.4   Credit Documents..............................................-29-
      7.5   Default Interest..............................................-29-
      7.6   Remedies Cumulative and Not Waived............................-29-
      7.7   Application of Payments.......................................-29-

SECTION 8.  MISCELLANEOUS.................................................-29-
      8.1   Expenses......................................................-29-
      8.2   Indemnification of Bank.......................................-29-
      8.3   Usury Savings.................................................-30-
      8.4   Notice........................................................-30-
      8.5   Timing........................................................-31-
      8.6   Amendments and Waivers........................................-31-
      8.7   Invalidity....................................................-31-
      8.8   Survival of Agreements........................................-31-
      8.9   Successors and Assigns........................................-31-
      8.10  Arbitration...................................................-31-
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      8.11  Counterparts..................................................-32-
      8.12  Choice of Law.................................................-32-
      8.13  No Further Agreements.........................................-32-


Exhibit A - Form of Borrowing Base and Compliance Certificate
Exhibit B - Form of Guaranty
Exhibit C - Form of Letter of Credit Application
Exhibit D - Form of Notice of Borrowing
Exhibit E - Form of Notice of Conversion or Continuation
Exhibit F - Form of Closing Document Checklist

Schedule 4.4 - Liabilities
Schedule 4.5 - Subsidiaries
Schedule 4.6 - Debt
Schedule 4.8 - Litigation
Schedule 5.6 - Liens

                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT


      This Third Amended and Restated Credit Agreement dated as of August 24, 1999 is between Garden Ridge Corporation, a Delaware corporation ("Borrower"), and Bank of America, N.A.
("Bank").

      A. The Borrower and the Bank are parties to the Second Amended and Restated Credit Agreement dated as of October 26, 1995, as amended by Amendment No. 1 dated as of November 15, 1996 and Amendment No. 2 dated as of June 4, 1998 (as amended, the "Original Loan Agreement").

      B. The Borrower and the Bank wish to amend and restate the Original Loan Agreement.

      Therefore, the Borrower and the Bank agree as follows:


SECTION 1. DEFINITIONS.

      1.1 TERMS DEFINED ABOVE. As used in this Agreement, the terms "Original Loan Agreement," "Borrower," and "Bank" shall have the meanings indicated above.

      1.2 CERTAIN DEFINITIONS. As used in this Agreement, the terms below shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "ADVANCE" means any revolving credit advance made pursuant to Section 2.1.

      "AFFILIATE" means, with respect to any Person, any other Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Person; (b) which beneficially owns or holds of record 5 percent or more of any class of Voting Securities of the Person; or (c) in which 5 percent or more of any class of Voting Securities is beneficially owned or held of record by the Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by contract, or otherwise.

      "AGREEMENT" means this Third Amended and Restated Credit Agreement dated as of August 24, 1999 between the Borrower and the Bank, as it may be amended, modified, or supplemented from time-to-time.

      "APPLICABLE LENDING OFFICE" means the Bank's Domestic Lending Office in the case of a Prime Rate Advance and the Bank's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

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      "APPLICABLE MARGIN" means, at any time with respect to any Eurodollar Rate
Advance, 1.50%.

      "BORROWING BASE" means, at any date of its determination, 40% of the value of the Borrower's and its Subsidiaries' inventory as determined in accordance with GAAP.

      "BORROWING BASE AND COMPLIANCE CERTIFICATE" means a borrowing base and compliance certificate in the form of the Borrowing Base and Compliance Certificate attached as EXHIBIT A.

      "BUSINESS DAY" means a day of the year on which banks are not required or authorized to close in Houston, Texas and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on by banks in the London interbank market.

      "CAPITAL LEASES" means, for any Person and time, any lease of any Property by such Person as lessee which would, in accordance with GAAP consistently applied, be required to be classified and accounted for as a capital lease on the balance sheet of such Person.

      "CLEAN-UP PERIOD" means a period of time selected by the Borrower beginning no earlier than November 15 of each year and no later than January 2 of the following year and lasting 60 consecutive days during which there shall be no outstanding Advances.

      "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereof.

      "COMMITMENT" means the obligation of the Bank to make the Advances and issue the Letters of Credit in an amount not to exceed (a) from the date hereof until November 15, 1999, $30,000,000, and (b) thereafter, $25,000,000, as each such amount may be reduced pursuant to Section 2.4 or terminated pursuant to
Section 7.

      "COMMONLY CONTROLLED ENTITY" means a Person which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

      "CONVERT", "CONVERSION", and "CONVERTED" each refers to a conversion of an Advance of one Type into an Advance of another Type pursuant to Section 2.2(b).

      "CREDIT DOCUMENTS" means this Agreement, the Note, the Guaranties, and each other agreement, document, or instrument now or hereafter executed in connection with this Agreement.

      "DEBT" means (a) indebtedness for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations to pay the deferred purchase price of property or services (including trade obligations); (d) obligations as lessee under Capital Leases;
(e) obligations under guaranties, endorsements, letters of credit and reimbursements for draws thereunder, performance bonds, assurances of payment, required investments, assurances against loss, and all other contingent obligations relating to the assurance of another Person against loss; (f) any obligation secured by any Lien; and (g) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

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      "DEFAULT" means the occurrence of any event which with notice or lapse of time or both would become an Event of Default.

      "DEFAULT RATE" means a fluctuating interest rate per annum equal to the Prime Rate plus 5 percent, but in no event to exceed the Highest Lawful Rate.

      "DOLLAR EQUIVALENT" means the equivalent in another currency of an amount in Dollars to be determined by reference to the rate of exchange quoted by the Bank on the date of determination, to prime banks in New York City for the spot purchase in the New York City foreign exchange market of such amount of Dollars with such other currency.

      "DOLLARS" and "$" means lawful money of the United States of America.

      "DOMESTIC LENDING OFFICE" means the office of the Bank at 901 Main Street, Dallas, Texas 75283-1000, or such other office of the Bank as it may from time-to-time specify to the Borrower.

      "EBIT" means, for any period, (a) Net Income for such period PLUS (b) to the extent deducted in determining Net Income, Interest Expense and taxes for such period.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "EUROCURRENCY LIABILITIES" has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time-to-time.

      "EURODOLLAR LENDING OFFICE" means the office of the Bank at 901 Main Street, Dallas, Texas 75283-1000, or such other office of the Bank as it may from time-to-time specify to the Borrower.

      "EURODOLLAR RATE" means, for the Interest Period for each Eurodollar Rate Advance, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on display page 3750 (or any successor page) of the Dow Jones Markets Service (formerly known as Telerate) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Eurodollar Rate Advance for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

      "EURODOLLAR RATE ADVANCE" means an Advance which bears interest as provided in Section 2.6(b).

      "EURODOLLAR RATE RESERVE PERCENTAGE" of the Bank for the Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time-to-time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for the Bank with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period and in an amount substantially equal to such Eurodollar Rate Advance.

      "EVENT OF DEFAULT" means the occurrence of any of the events specified in
Section 6.

      "EXPIRATION DATE" means, with respect to any Letter of Credit, the date on which such Letter of Credit will expire or terminate in accordance with its terms.

      "FEDERAL RESERVE BOARD" means the Board of Governors of the Federal Reserve System or any of its successors.

      "FIXED CHARGE COVERAGE RATIO" means, for any Person for any fiscal quarter, the ratio of such Person's (a) EBIT PLUS Lease Expense, each for the four-fiscal quarter period then ended to (b) Interest Expense PLUS Restricted Payments, excluding stock repurchases permitted or consented to hereunder, PLUS Lease Expense, each for the four-fiscal quarter period then ended, PLUS current maturities of long-term Debt as of the end of such period.

      "FUNDING LOSS" means, with respect to (a) any payment of principal of any Eurodollar Rate Advance by the Borrower on a day other than the last day of the Interest Period for such Advance as a result of any prepayment pursuant to
Section 2.7, the acceleration of the maturity of the Note pursuant to Section 7, or for any other reason, (b) the Borrower's failure to make a principal or interest payment or prepayment with respect to any Eurodollar Rate Advance on the date such payment or prepayment is due and payable, or (c) the Borrower's failure to borrow as a result of its failure to satisfy the conditions described in Section 3 on or before the date specified in the applicable Notice of Borrowing or Notice of Conversion or Continuation for a Eurodollar Rate Advance as described in Section 2.2(d), any loss or reasonable expense reasonably incurred by the Bank (including but not limited to any loss or reasonable expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain such Advance) and shall be limited to the amount equal to the discounted present value of the difference between (i) the Bank's cost of obtaining the funds for the amount prepaid, the amount which the Borrower failed to prepay, or the amount the Borrower failed to borrow in accordance with a Notice of Borrowing or a Notice of Conversion or Continuation, MINUS (ii) any lesser amount received by the Bank in redeploying such amount during the "Applicable Period." The Applicable Period (A) for a prepayment is from the date of such prepayment to the end of the then current Interest Period, and (B) for a failure to borrow or prepay, is from the intended date of the borrowing or prepayment to the end of the Interest Period for such borrowing or prepayment. Notwithstanding the foregoing, Funding Loss shall include reasonable administrative and other losses or expenses (other than loss of anticipated profits) incurred by the Bank in redeploying or obtaining the funds loaned to the Borrower. The Bank shall promptly provide a statement, supported where applicable and possible by documentary evidence, explaining the amount of such loss or expense (which statement shall be conclusive absent manifest error).

      "GAAP" means United States generally accepted accounting principles.

      "GOVERNMENTAL AUTHORITY" means any foreign governmental authority, the United States of America, any state of the United States of America and any subdivision of any of the foregoing, and any agency, department, commission, board, authority or instrumentality, bureau or court having jurisdiction over the Bank, the Borrower or any of their respective Properties.

      "GRPI" means Garden Ridge Pottery, Inc., a Texas corporation.

      "GUARANTORS" means (a) Garden Ridge Finance Corporation, (b) Garden Ridge Management, Inc., (c) Garden Ridge Investments, Inc., (d) Garden Ridge, L.P., and (e) any other Subsidiary of the Borrower.

      "GUARANTY" means a guaranty executed by a Subsidiary of the Borrower in the form of the Guaranty attached as EXHIBIT B.

      "HAZARDOUS MATERIALS" has the meaning set forth in Section 5.18.

      "HIGHEST LAWFUL RATE" means the maximum lawful interest rate, if any, that at any time or from time-to-time may be contracted for, charged, or received under the laws applicable to the Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. On each day, if any, that Chapter 303 of the Texas Finance Code, as amended, establishes the Highest Lawful Rate, the Highest Lawful Rate shall be the weekly ceiling for that day as provided for in Chapter 303 of the Texas Finance Code, as amended (formerly known as the indicated (weekly) rate ceiling in Article 5069-1.04 of the Revised Civil Statutes of Texas). Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) shall not apply to this Agreement or the Notes.

      "INTEREST EXPENSE" means, for any period, total interest expense for such period, whether paid or accrued (including that attributable to obligations which have been or should be, in accordance with GAAP, recorded as Capital Leases), including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under any cap, swap, collar or other interest rate hedge agreement, all as determined in conformity with GAAP.

      "INTEREST PERIOD" means, for each Eurodollar Rate Advance, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Prime Rate Advance into a Eurodollar Rate Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.2 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.2. The duration of each such Interest Period shall be in the case of Eurodollar Rate Advances one, two, three, or six months (a "month" being, subject to clause (c) below, the period of time extending from any calendar date in a calendar month to and including the numerically corresponding calendar date in the next succeeding calendar month), as the Borrower may, upon notice received by the Bank not later than 1:00 p.m. (Houston, Texas time) on the third Business Day prior to the first day of such Interest Period, select; PROVIDED, HOWEVER, that:

            (a) the Borrower may not select any Interest Period for any Advance which ends after the Maturity Date;

            (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, PROVIDED that if such extension would cause the last day of such Interest Period for any Eurodollar Rate Advance to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

            (c) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

      "INVESTMENT AGREEMENT" means the Investment Agreement dated as of December 17, 1993 among Allied Capital Corporation, Allied Capital Corporation II, Allied Technology Partnership, Equus Capital Partners, L.P., Equus II Incorporated, and Triad Ventures Limited II, L.P., as amended by Amendment No. 1 to the Investment Agreement dated as of October 21, 1994 and Amendment No. 2 to the Investment Agreement dated as of November 15, 1994.

      "INVESTMENT" has the meaning set forth in Section 5.11.

      "LEASE EXPENSE" means, for any period, all amounts payable by a Person during such period under any lease, sublease, or other instrument (other than a Capital Lease) pursuant to which such Person is entitled to use any real Property of another Person or any personal Property of another Person (to the extent the amounts owing under such personal Property leases, subleases or other instruments exceed $150,000 in the aggregate).

      "LETTER OF CREDIT" means, individually, any irrevocable documentary or standby letter of credit issued by the Bank for the account of the Borrower or any of its Subsidiaries which is subject to this Agreement, and "LETTERS OF CREDIT" means all such letters of credit collectively.

      "LETTER OF CREDIT APPLICATION" means a letter of credit application on the Bank's form and attached as EXHIBIT C.

      "LETTER OF CREDIT EXPOSURE" means, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time and
(b) the aggregate unpaid amount of all Reimbursement Obligations at such time.

      "LIEN" means with respect to any asset (a) any claim, pledge, mortgage, lien, security interest, or encumbrance of any kind or (b) the interest of a vendor or lessor under any conditional sale agreement or other title retention agreement.

      "LIQUID INVESTMENTS" means:

            (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States maturing within 180 days from the date of any acquisition thereof;

            (b) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof ("bank debt securities"), issued by (A) the Bank or (B) any other bank or trust company which has primary capital of not less than $500,000,000 or the Dollar Equivalent thereof, if at the time of deposit or purchase, such bank debt securities are rated not less than "AA" (or the then equivalent) by the rating service of Standard & Poor's Corporation or of Moody's Investors Service, Inc., and (ii) commercial paper issued by (A) any Bank or (B) any other Person if at the time of purchase such commercial paper is rated not less than "A-1" (or the then equivalent) by the rating service of Standard & Poor's Corporation or not less than "P-1" (or the then equivalent) by the rating service of Moody's Investors Service, Inc., or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by the Borrower with the consent of the Bank;

            (c) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000 or the Dollar Equivalent thereof, if at the time of entering into such agreement the debt securities of such Person are rated not less than "AA" (or the then equivalent) by the rating service of Standard & Poor's Corporation or of Moody's Investors Service, Inc.; and

            (d) such other instruments (within the meaning of Article 9 of the Texas Business and Commerce Code) as the Borrower may request and the Bank may approve in writing, which approval will not be unreasonably withheld.

      "MATURITY DATE" means the earlier of (A) June 30, 2001, and (B) the earlier termination in whole of the Commitment pursuant to Section 2.4 or
Section 7.

      "MULTIEMPLOYER PLAN" means a Plan described in Section 4001(a)(3) of ERISA.

      "NET INCOME" means, for any period, the Borrower's consolidated net income for such period after taxes, as determined in accordance with GAAP.

      "NET WORTH" means, for any Person and time, the sum of the assets of the Person less the total liabilities of the Person except any preferred stock of such Person to the extent such preferred stock is classified as a "liability" on such Person's financial statements, as set forth on its consolidated balance sheet as of such date and determined in accordance with GAAP consistently applied.

      "NOTE" means the $30,000,000 Promissory Note dated as of August 24, 1999 by the Borrower payable to the order of the Bank, as the same may be increased, extended, rearranged or otherwise amended from time-to-time.

      "NOTICE OF BORROWING" means a notice of borrowing in the form of the attached EXHIBIT D signed by a Responsible Officer of the Borrower.

      "NOTICE OF CONVERSION OR CONTINUATION" means a notice of conversion or continuation in the form of the attached EXHIBIT E signed by a Responsible Officer of the Borrower.

      "OBLIGATIONS" means any and all amounts now or hereafter owed by the Borrower to the Bank in connection with this Agreement and any other Credit Document, including any increases, extensions, rearrangements, and other amendments thereof, whether for principal, interest, fees, reimbursement, indemnification, or otherwise.

      "PBGC" means the Pension Benefit Guaranty Corporation or its successor.

      "PERSON" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof (including government corporations), or any other form of entity, or any trustee, receiver, custodian or similar official.

      "PLAN" means pension plan which is covered by Title IV of ERISA and in respect of which the Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

      "PRIME RATE" means the rate of interest established by the Bank from time to time as its "prime rate," whether the Borrower has notice thereof. Such rate is set by the Bank as a general reference rate of interest, taking into account such factors as the Bank may deem appropriate, it being understood that many of the Bank's commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that the Bank may make various commercial or other loans at rates of interest having no relationship to such rate.

      "PRIME RATE ADVANCE" means an Advance which bears interest as provided in
Section 2.6(a).

      "PROHIBITED TRANSACTION" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code.

      "PROPERTY" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

      "REIMBURSEMENT OBLIGATIONS" means, with respect to any Letter of Credit, all of the reimbursement and other payment obligations of the Borrower set forth in the Letter of Credit Application applicable to such Letter of Credit.

      "REPORTABLE EVENT" means any of the events set forth in Section 4043 of ERISA.

      "RESPONSIBLE OFFICER" means the Chief Executive Officer or Chief Financial Officer of the Person to whom reference is made.

      "RESTRICTED PAYMENT" means the making by any Person of any dividends or other distributions (in cash, Property, or otherwise) on, or any payment for the purchase, redemption or other acquisition of, any shares of any capital stock of such Person, other than dividends payable in such Person's stock.

      "SIGNAL SECURITY DOCUMENTS" means (a) the Leasehold Deeds of Trust (With Security Agreement and Assignment of Rents and Leases) each dated November 4, 1988 by Garden Ridge Pottery and World Imports, Inc. ("World Imports"), as grantor, to Tyrone Tyll, as trustee, for the benefit of Signal Capital Corporation ("Signal"), (b) the Leasehold Deed of Trust (With Security Agreement and Assignment of Rents and Leases) dated November 4, 1988 by GRPI, as grantor, to Tyrone Tyll, as trustee, for the benefit of Signal, (c) the Landlord's Agreements each dated as of May 12, 1992 by Eric W. White and Carolyn B. White as lessors and World Imports, as lessee, for the benefit of Signal, (d) the Amended and Restated Loan and Security Agreement dated as of August 13, 1992 ("Amended Agreement") between GRPI and the Borrower, (e) the Renewal Note, the Revolving Credit Note, Term Note A and Term Note B (each as defined in the Amended Agreement) (f) the Guaranty dated as of November 4, 1988 by World Imports for the benefit of Signal; (g) the Security Agreement dated as of November 4, 1988 between World Imports and Signal; (h) the Pledge Agreement dated as of November 4, 1988 by GRPI in favor of Signal; and (i) any other agreement executed in connection with the Amended Agreement.

      "SUBSIDIARY" shall mean, with respect to any Person, any other Person, a majority of whose outstanding Voting Securities (other than directors' qualifying shares) shall at any time be owned by such Person or one or more Subsidiaries of such Person.

      "TANGIBLE NET WORTH" means, for any Person and time, such Person's Net Worth minus the amount of any such Net Worth attributable to goodwill, patents, trademarks, copyrights, non-competition covenants, deferred charges, consulting agreements and all other intangible assets (as determined in accordance with GAAP).

      "TCR ADVISORY AGREEMENT" means the TCR Advisory Agreement dated as of July 8, 1992 between the Borrower and Three Cities Research, Inc.

      "TYPE" has the meaning set forth in Section 1.3.

      "VOTING SECURITIES" means (a) capital stock of a corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), and (b) any partnership interest or other ownership interest having general voting power to elect the general partner or other management of a partnership or other Person.

      1.3 TYPE OF ADVANCES. Advances are classified by "Type." The "Type" of an Advance refers to whether such Advance is a Prime Rate Advance or a Eurodollar Rate Advance.

      1.4 ACCOUNTING PRINCIPLES. When this Agreement requires the determination of a Person's assets, liabilities, items of income, items of expense, or any other commonly used accounting term, then that determination shall be made in accordance with GAAP applied on a basis consistent with the application reflected in the financial statements of the Person whose assets, liabilities, items of income, or items of expense are being calculated.


SECTION  2. THE ADVANCES AND THE LETTERS OF CREDIT

      2.1 THE ADVANCES. The Bank agrees, on the terms and conditions set forth in this Agreement, to make Advances to the Borrower from time-to-time on any Business Day during the period from the date of this Agreement until the Maturity Date in an aggregate outstanding amount not to exceed at any time the lesser of (i) the Commitment LESS the aggregate outstanding principal amount of the Advances and the Letter of Credit Exposure at such time and (ii) the Borrowing Base LESS the aggregate outstanding principal amount of the Advances and the Letter of Credit Exposure at such time. Each Advance shall be in an aggregate amount not less than (A) with respect to Prime Rate Advances, $25,000 and in integral multiples of $25,000 in excess thereof and (B) with respect to Eurodollar Rate Advances, $100,000 and in integral multiples of $100,000 in excess thereof. Within the limits of the Bank's Commitment, the Borrower may from time-to-time borrow, prepay pursuant to Section 2.7 and reborrow under this
Section 2.1.

      2.2 PROCEDURE.

            (a) NOTICE. Each Advance shall be made pursuant to a Notice of Borrowing (or by telephone notice promptly confirmed in writing by a Notice of Borrowing), given not later than 1:00 p.m. (Houston, Texas time) (i) on the third Business Day before the date of the proposed Advance, in the case of a Eurodollar Rate Advance, or (ii) on the Business Day of the proposed Advance, in the case of a Prime Rate Advance, by the Borrower to the Bank. Each Notice of a Borrowing shall be in writing or by telecopier or telex, confirmed immediately in writing, specifying the requested date of such Advance, Type of Advance, aggregate amount of such Advance, and if such Advance is to be a Eurodollar Rate Advance, the Interest Period for such Advance. The Bank shall, before 1:00 p.m. (Houston, Texas time) on the date of the Advance, make such funds available to the Borrower at its account at the Bank.

            (b) CONVERSIONS AND CONTINUATIONS. In order to elect to Convert or continue an Advance under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Bank (or give telephone notice promptly confirmed in writing by a Notice of Conversion or Continuation) at its office no later than 1:00 p.m. (Houston, Texas time) (i) on the Business Day of the proposed conversion date in the case of a Conversion to a Prime Rate Advance, and (ii) at least three Business Days in advance of the proposed Conversion or continuation date in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance. Each such Notice of Conversion or Continuation shall be in writing or by telex or telecopier confirmed immediately in writing, stating (A) the requested Conversion or continuation date (which shall be a Business Day), (B) the amount and Type of the Advance to be Converted or continued, (C) whether a Conversion or continuation is requested, and if a Conversion, into what Type of Advance, and (D) in the case of a Conversion to, or a continuation of, a Eurodollar Rate Advance, the requested Interest Period.

            (c) CERTAIN LIMITATIONS. Notwithstanding anything in paragraphs (a) and (b) above:

                  (i) at no time shall there be more than five outstanding
            Eurodollar Rate Advances;

                  (ii) if the Bank shall, at least one Business Day before the date of any requested Advance, reasonably conclude that the passage of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for the Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances shall be suspended until the Bank shall reasonably determine that the circumstances causing such suspension no longer exist (which the Bank agrees promptly to provide notice of to Borrower), and each subsequent Advance during such period shall be a Prime Rate Advance;

                  (iii) if the Bank is unable, after the exercise of reasonable diligence, to determine the Eurodollar Rate for Eurodollar Rate Advances, the right of the Borrower to select Eurodollar Rate Advances shall be suspended until the Bank shall reasonably determine that the circumstances causing such suspension no longer exist (which the Bank agrees promptly to provide notice of to Borrower), and each subsequent Advance during such period shall be a Prime Rate Advance; provided, however, the Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would permit the Bank to determine the Eurodollar Rate for Eurodollar Rate Advances and would not, in the Bank's reasonable judgment, be otherwise disadvantageous;

                  (iv) if the Bank shall, at least one Business Day before the date of any requested Advance, reasonably conclude that the Eurodollar Rate for Eurodollar Rate Advances will not adequately reflect the cost to the Bank of making or funding Eurodollar Rate Advances, as the case may be, the right of the Borrower to select Eurodollar Rate Advances shall be suspended until the Bank shall reasonably determine that the circumstances causing such suspension no longer exist (which the Bank agrees promptly to provide notice of to Borrower), and each subsequent Advance during such period shall be a Prime Rate Advance;

                  (v) if the Borrower fails to select the duration or
            continuation of any Interest Period for any Eurodollar Rate Advance in accordance with the provisions contained in the definition of "Interest Period" in Section 1.2 and paragraphs (a) and (b) above, the Bank will forthwith so notify the Borrower and such Advance will be made available to the Borrower on the date of such Borrowing with a one-month Interest Period and if an existing Eurodollar Rate Advance, continue with a one-month Interest Period; and

                  (vi) if the Borrower fails to deliver a Notice of Conversion or Continuation prior to the end of an Interest Period for any existing Eurodollar Rate Advance which is to be refinanced, then the Borrower shall (unless such Advance is repaid at the end of an Interest Period) be deemed to have given notice of an election to refinance such Advance with a Prime Rate Advance.

            (d) NOTICES IRREVOCABLE. Each Notice of Borrowing pursuant to which the Borrower requests a Eurodollar Rate Advance and Notice of Conversion or Continuation pursuant to which the Borrower elects to Convert to or continue a Eurodollar Rate Advance shall be irrevocable and binding on the Borrower. In the case of any Advance designated in the related Notice of Borrowing or Notice of Conversion or Continuation specifies that the Proposed Borrowing (as defined in such Notice of Conversion or Continuation) shall be a Eurodollar Rate Advance, the Borrower shall indemnify the Bank against any Funding Loss reasonably incurred by the Bank as a result of any failure of the Borrower to borrow the Advance described therein due to the Borrower's failure to fulfill on or before the date specified in such Notice of Borrowing or Notice of Conversion or Continuation for such Advance the applicable conditions set forth in Section 3.

            (e) NOTE. The indebtedness of the Borrower to the Bank resulting from Advances owing to the Bank shall be evidenced by the Note from the Borrower payable to the order of the Bank.

      2.3 FEES.

            (a) COMMITMENT FEES. The Borrower agrees to pay to the Bank a commitment fee on the average daily amount by which the Commitment exceeds the sum of the outstanding Advances and the Letter of Credit Exposure from the date of this Agreement until the Maturity Date at the rate of 0.30% per annum. The fees payable pursuant to this clause (a) are due quarterly in arrears on the last day of each March, June, September, and December commencing September 30, 1999 and on the Maturity Date.

            (b) LETTER OF CREDIT FEES. The Borrower agrees to pay to the Bank a fee for each Letter of Credit equal to 1.5% per annum on the face amount of such Letter of Credit. The foregoing fee shall be based on the maximum amount available to be drawn under such Letter of Credit from the date of issuance of the Letter of Credit until its Expiration Date and be payable quarterly in advance on the date of the issuance of the Letter of Credit and for the period from such date until the end of the calendar quarter in which such Letter of Credit is issued and on the last day of each March, June, September and December thereafter until its Expiration Date; provided that, in no event shall the total fee payable pursuant to this Section 2.3(b) be in amount less than $250 for any Letter of Credit.

            (c) UPFRONT FEES. The Borrower agrees to pay to the Bank an upfront fee equal to $97,500 on the date hereof.

      2.4 REDUCTION OF THE COMMITMENT. The Borrower shall have the right, upon at least five Business Days' irrevocable notice to the Bank, to terminate in whole or reduce ratably in part the unused portion of the Commitment; PROVIDED that each partial reduction shall be in the minimum aggregate amount of $500,000 and in integral multiples of $500,000 in excess thereof. Any reduction and termination of the Commitment pursuant to this
Section 2.4 shall be permanent, with no obligation of the Bank to reinstate such Commitment and the commitment fees provided for in Section 2.3(a) shall thereafter be computed on the basis of the Commitment, as so reduced.

      2.5 REPAYMENT. The Borrower shall repay the outstanding principal amount of each Advance on the first day of each Clean-Up Period and on the Maturity Date.

      2.6 INTEREST. The Borrower shall pay interest on the unpaid principal amount of each Advance made by the Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

            (a) PRIME RATE ADVANCES. If such Advance is a Prime Rate Advance, a rate per annum equal at all times to the Prime Rate in effect from time-to-time and payable in arrears on the last day of each calendar month and on the date such Prime Rate Advance shall be paid in full, PROVIDED that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Default Rate pursuant to Section 7.5.

            (b) EURODOLLAR RATE ADVANCES. If such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such Advance to the Eurodollar Rate for such Interest Period PLUS the Applicable Margin, payable on each monthly anniversary date of the beginning of such Interest Period and on the last day of such Interest Period; PROVIDED that any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to the Default Rate pursuant to Section 7.5.

            (c) ADDITIONAL INTEREST ON EURODOLLAR RATE ADVANCES. The Borrower shall pay to the Bank, so long as it shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance, from the effective date of such Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% MINUS the Eurodollar Rate Reserve Percentage of the Bank for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by the Bank and notified to the Borrower (such notice to include the calculation of such additional interest, which calculation shall be conclusive in the absence of manifest error) and shall be due and payable within five Business Days after the giving of such notice.

      2.7 PREPAYMENTS.

            (a) RIGHT TO PREPAY. The Borrower shall have no right to prepay any principal amount of any Advance except as provided in this Section 2.7.

            (b) OPTIONAL. The Borrower may elect to prepay any of the Advances, after giving by 1:00 p.m. (Houston, Texas time) (i) in the case of Eurodollar Rate Advances, at least three Business Days' or (ii) in the case of Prime Rate Advances, same day prior written notice to the Bank stating the proposed date and aggregate principal amount of such prepayment. Any such notice may also specify the Advances to which such prepayments are to be applied, in which event the Bank shall apply the prepayments as so specified. If any such notice is given, the Borrower shall prepay such Advance in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and, within five Business Days after receipt of notice from the Bank specifying the aggregate amount, the amount, if any, required to be paid pursuant to Section 2.8 as a result of such prepayment being made on such date; PROVIDED, however, that each partial prepayment of principal shall be in a minimum amount of (A) in the case of a prepayment of Prime Rate Advances, $25,000 and in integral multiples of $25,000 in excess thereof and (B) in the case of Eurodollar Rate Advances, $100,000 and in integral multiples of $100,000 in excess thereof.

            (c) MANDATORY. If at any time during the term of this Agreement, the aggregate outstanding amount of the Advances PLUS the Letter of Credit Exposure exceeds either (i) the Commitment or (ii) the Borrowing Base, the Borrower shall immediately without notice or demand pay the Bank an amount equal to the amount of such excess, including any unpaid accrued interest on the principal amount prepaid. Additionally, on the date of each reduction of the Commitment pursuant to Section 2.4 and on the date of the issuance, increase, or extension of any Letter of Credit made pursuant to Section 2.12, the Borrower agrees to make a prepayment in respect of the outstanding amount of Advances to the extent, if any, that the aggregate unpaid principal amount of all the Advances PLUS the Letter of Credit Exposure exceeds the Commitment, as so reduced. Each such mandatory prepayment may be accompanied by a notice from the Borrower indicating the amount of such prepayment and the Advances to which such prepayment is to be applied, in which event the Bank shall apply the prepayments as so specified.

            (d) ILLEGALITY. If the Bank shall notify the Borrower that the passage of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for the Bank or its Eurodollar Lending Office to perform its obligations under this Agreement to maintain any Eurodollar Rate Advances then outstanding hereunder, (i) the Borrower shall, no later than 1:00 p.m. (Houston, Texas time) (A) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Rate Advance or (B) if required by such passage of or change in or in interpretation of such law or regulation, on the fifth Business Day following its receipt of notice thereof from the Bank prepay all of the Eurodollar Rate Advances then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and, within five Business Days after receipt of notice from the Bank specifying the aggregate amount, the amount, if any, required to be paid pursuant to
Section 2.8 as a result of such prepayment being made on such date (provided, that, before giving any such notice to the Borrower to prepay all of the Eurodollar Rate Advances then outstanding, the

Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for prepayment of such Advance, or reduce the amount of cost associated with the prepayment of such Advance (and the Bank is lawfully permitted to make such Advance), and would not, in the Bank's reasonable judgment, be otherwise disadvantageous, (ii) the Bank shall simultaneously make a Prime Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Rate Advances prepaid and the amount, if any, required to be paid pursuant to Section 2.8, and (iii) the right of the Borrower to select Eurodollar Rate Advances for any subsequent Borrowing shall be suspended until the Bank reasonably determines that the circumstances causing such suspension no longer exist (which the Bank agrees promptly to provide notice of to Borrower).

            (e) NOTICE. All notices given pursuant to this Section 2.7 shall be irrevocable and binding upon the Borrower.

      2.8 BREAKAGE COSTS. If (a) any payment of principal of any Eurodollar Rate Advance is made other than on the last day of the Interest Period for such Advance as a result of any payment pursuant to Section 2.7, the acceleration of the maturity of the Note pursuant to Section 7, or for any other reason or (b) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Rate Advance on the date such payment is due and payable, the Borrower shall, within 10 days of any written demand sent by the Bank to the Borrower, pay to the Bank any Funding Loss which it may reasonably incur as a result of such payment or nonpayment. The Bank agrees to promptly give notice of any circumstance it is aware of that will result in increased costs of the type set forth above; PROVIDED that, the failure to give such notice shall not relieve the Borrower of its obligations to pay such increased amounts pursuant to this Section.

      2.9 INCREASED COSTS. If, due to either (a) the passage of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (b) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Advances, then the Borrower shall from time-to-time, within five Business Days after demand by the Bank, immediately pay to the Bank additional amounts sufficient to compensate it for such increased cost; PROVIDED, that, before making any such demand, the Bank agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in its reasonable judgment, be otherwise disadvantageous.

      2.10 PAYMENTS AND COMPUTATIONS.

            (a) PAYMENT PROCEDURES. The Borrower shall make each payment under this Agreement and under the Note not later than 1:00 p.m. (Houston, Texas time) on the day when due in Dollars to the Bank at 700 Louisiana, Houston, Texas 77002 (or such other location as the Bank shall designate in writing to the Borrower) in same day funds.

            (b) COMPUTATIONS. All computations of interest and of fees shall be made by the Bank on the basis of a year of 360 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Bank of an interest rate shall be conclusive and binding for all purposes, absent manifest error.

            (c) NON-BUSINESS DAY PAYMENTS. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on or before the next succeeding Business Day, and, if made on such succeeding Business Day, such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; PROVIDED, however, that if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

      2.11 NO DEDUCTION FOR CERTAIN TAXES. Any and all payments by the Borrower of Eurodollar Rate Advances shall be made, in accordance with Section 2.10, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the Bank's income, and franchise taxes imposed on it, by the jurisdiction under the laws of which the Bank is organized or any political subdivision of the jurisdiction (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes") and Taxes by the jurisdiction of the Bank's Applicable Lending Office or any political subdivision of such jurisdiction. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to the Bank, the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11), the Bank receives an amount equal to the sum it would have received had no such deductions been made. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Note, or the other Credit Documents.

      2.12 LETTERS OF CREDIT.

            (a) ISSUANCE. From time-to-time from the date of this Agreement until the Maturity Date, at the request of the Borrower, the Bank shall, on the terms and conditions hereinafter set forth, issue, increase, or extend the expiration date of Letters of Credit for the account of the Borrower or any of its Subsidiaries on any Business Day.

            (b) CERTAIN LIMITATIONS. No Letter of Credit will be issued, increased, or extended:

                  (i) if such issuance, increase, or extension would cause the
            Letter of Credit Exposure to exceed the lesser of (A) $5,000,000 and
            (B) the lesser of (1) the Commitment LESS the aggregate outstanding principal amount of all Advances or (2) the Borrowing Base LESS the aggregate outstanding principal amount of all Advances;

                  (ii) unless such Letter of Credit has an Expiration Date not later than the earlier of (A) one year after the date of issuance or
            (B) 90 days after the Maturity Date;

                  (iii) unless such Letter of Credit is in form and substance reasonably acceptable to the Bank; and

                  (iv) unless the Borrower has delivered to the Bank, by 1:00
            p.m. at least five Business Days before the date of the proposed issuance of the Letter of Credit, a completed and executed Letter of Credit Application in the form of the attached EXHIBIT C together with all exhibits, schedules and other attachments reasonably necessary to draft and issue such Letter of Credit.


SECTION 3. CONDITIONS PRECEDENT. This Agreement shall become effective and the Original Loan Agreement shall be amended and restated as provided in this Agreement on the date the Borrower shall have received written confirmation from the Bank indicating it has received the documents set forth on the Closing Document Checklist attached as Exhibit F, each such document dated on or before such day, duly executed by all the parties thereto, and in form and substance satisfactory to the Bank. The making of the initial Advance or the issuance of the initial Letter of Credit shall constitute an acknowledgment by the Bank that all conditions precedent in this Section 3 relating to the effectiveness of the Agreement have either been met or waived. Prior to the making of each Advance or the issuance of each Letter of Credit, the following conditions precedent shall have been met.

      3.1 REPRESENTATIONS AND WARRANTIES. As of the date of the making of any Advance or the issuance of any Letter of Credit, the representations contained in this Agreement and in each other Credit Document shall have been made and shall be true and correct and no warranty made in this Agreement or any other Credit Document shall be breached, and the Borrower's request for the making of any Advance or the issuance of any Letter of Credit shall be deemed to be a representation and additional warranty of the representations and warranties contained in the Agreement and each other Credit Document.

      3.2 EVENT OF DEFAULT. As of the date of the making of any Advance or the issuance of any Letter of Credit there shall exist no Default or Event of Default, and the making of the Advance or the issuance of any Letter of Credit would not cause or be reasonably expected to cause a Default or Event of Default.

      3.3 MATERIAL ADVERSE CHANGE. As of the date of this Agreement and prior to the making of any Advance or the issuance of any Letter of Credit, no event or events which individually or in the aggregate could reasonably be expected to cause a material adverse change in the Borrower's or any of its Subsidiaries' ability to perform its duties under this Agreement shall have occurred since January 31, 1999 and be continuing.

SECTION 4. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Bank, and with each request for an Advance or the issuance of a Letter of Credit again represents and warrants to the Bank, as follows:

      4.1 ORGANIZATION. Each of the Borrower and its Subsidiaries is a corporation duly and validly organized and existing and in good standing under the laws of its state of incorporation, and is authorized to do business and is in good standing in all jurisdictions in which such qualification or authorization is necessary.

      4.2 AUTHORIZATION. The execution, delivery, and performance by the Borrower and its Subsidiaries of the Credit Documents to which each such Person is a party and the consummation of the transactions contemplated hereby and thereby (a) are within the Borrower's and its Subsidiaries' corporate powers,
(b) have been duly authorized by all necessary corporate action, (c) do not contravene the Borrower's or its Subsidiaries' organizational documents or any law or any contractual restriction binding on or affecting the Borrower and its Subsidiaries, and (d) will not result in or require the creation or imposition of any Lien prohibited by this Agreement.

      4.3 ENFORCEABILITY. The Credit Documents have each been duly executed and delivered and constitute legal, valid, and binding obligations of the Borrower and its Subsidiaries, enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws at the time in effect affecting the rights of creditors generally. Without limiting the generality of the foregoing, none of the Borrower or any of its Subsidiaries is (a) an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act, or (b) a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or a "subsidiary company" of an "affiliate" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

      4.4 FINANCIAL CONDITION. The Borrower has delivered to the Bank its audited consolidated financial statements dated as of January 31, 1999 and its unaudited consolidated financial statements for the quarter ended May 2, 1999. These financial statements are true and correct in all material respects and present fairly the financial condition of the Borrower and its Subsidiaries as of each such date, subject, in the case of such financial statements for the quarter ended May 2, 1999, to year-end audit adjustments. Except as disclosed in
SCHEDULE 4.4 (Liabilities) or in such financial statements or notes thereto, there are no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or material unrealized or anticipated losses of the Borrower and its Subsidiaries which are not reserved against. Since January 31, 1999, no event has occurred and is continuing that could reasonably be expected to have a material adverse effect on the Borrower's and its Subsidiaries' ability to perform their duties under any Credit Document.

      4.5 SUBSIDIARIES. Set forth in SCHEDULE 4.5 (Subsidiaries) is a complete and accurate list of the Subsidiaries of the Borrower, showing the correct legal name and jurisdiction of incorporation of each and showing the ownership of the outstanding stock of each Subsidiary. All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by the Borrower or a Subsidiary of the Borrower free and clear of all Liens, other than Liens permitted in Section 5.6 of this Agreement.

      4.6 DEBT. SCHEDULE 4.6 (Debt) is a complete and correct list of all arrangements presently in effect providing for or relating to extensions of credit (including agreements and arrangements for the issuance of letters of credit or for acceptance financing) in respect of which the Borrower or any of its Subsidiaries is in any manner directly or contingently obligated; and the maximum principal or face amounts of the credit in question, outstanding or to be outstanding, are correctly stated.

      4.7 OWNERSHIP AND LIENS. Each of the Borrower and its Subsidiaries has title to, or a valid leasehold interest in, all of the material Property used in its business, both real and personal, including the Property reflected in the financial statements referred to in Section 4.4 (other than any properties or assets disposed of in the ordinary course of business), and the Property owned by the Borrower and its Subsidiaries and their leasehold interests are not subject to any Lien, except such as may be otherwise permitted under this Agreement or by SCHEDULE 5.6.

      4.8 LITIGATION. Except as disclosed in SCHEDULE 4.8 (Litigation), there are no material actions, suits, or proceedings pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary at law, in equity, or in admiralty, or by or before any governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, or any arbitrator, which could reasonably be expected to result in a liability (after giving effect to any insurance covering such liability) in excess of $100,000.

      4.9 OTHER AGREEMENTS. The Borrower and its Subsidiaries are not in violation of any material provision of any other indenture, loan, or credit agreement to which any of them is a party, and the execution and delivery of this Agreement, the consummation of the transactions and the execution and delivery of the instruments contemplated hereby, and fulfillment of the terms and compliance with the provisions hereof and thereof, will not result in any violation or breach of any material provisions of, or constitute a material default under, any other indenture, loan, or credit agreement to which any of them is a party. None of the Borrower or any of its Subsidiaries is a party to or bound by any contract except the Signal Security Documents and the Investment Agreement which at the date hereof materially and adversely affects the business, operations, or financial condition of the Borrower.

      4.10 PERMITS. To the knowledge of the Borrower and its Subsidiaries, each of the Borrower and its Subsidiaries possesses all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or has rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted, and, to the knowledge of the Borrower and its Subsidiaries, neither the Borrower nor any of its Subsidiaries is in any material violation of any valid rights of others with respect to any of the foregoing.

      4.11 COMPLIANCE WITH LAWS. Each of the Borrower and its Subsidiaries is in compliance, in all material respects, with all federal, state, and local laws and regulations which are applicable to the operations and Property of the Borrower and its Subsidiaries.

      4.12 TAXES. Each of the Borrower and its Subsidiaries has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees, and other governmental charges levied upon the Borrower's or any of its Subsidiaries' Property or income which are due and payable, including interest and penalties, except those taxes, assessments, fees, and other governmental charges which are being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

      4.13 ERISA. Each of the Borrower and its Subsidiaries is in compliance in all material respects with all applicable provisions of ERISA. With respect to the Borrower, neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; no Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of such Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any liability to the PBGC under ERISA.

      4.14 YEAR 2000 COMPLIANCE.

            (a) The Borrower has (i) begun analyzing its business and operations and each of its subsidiaries and affiliates' business and operations that could be adversely affected by failure to become Year 2000 compliant (that is, the risk that computer applications, imbedded microchips and other systems used by the Borrower or any of its subsidiaries or affiliates will be able to perform properly date sensitive functions prior to and after December 31, 1999), (ii) developed a plan for becoming Year 2000 compliant in a timely manner, the implementation of which is on schedule in all material respects and (iii) to date, implemented that plan in accordance with that timetable. The Borrower reasonably believes that it will become Year 2000 compliant for its operations and those of its subsidiaries and affiliates on a timely basis except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect upon the financial condition of the Borrower.

            (b) The Borrower reasonably believes any suppliers and vendors that are material to its operations or the operations of its subsidiaries and affiliates will be Year 2000 compliant for their own computer applications except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect upon the financial condition of the Borrower.


SECTION 5. COVENANTS. Until the Bank receives full payment of the Obligations and has no further obligations under this Agreement or any other Credit Document, the Borrower covenants as follows:

      5.1 ORGANIZATION. Each of the Borrower and its Subsidiaries shall maintain
(a) its organization and good standing under the laws of its state of incorporation, and (b) its authorization to do business and good standing in all jurisdictions in which such qualification or authorization is necessary.

      5.2 REPORTING. The Borrower shall furnish to the Bank all of the following:

            (a) ANNUAL FINANCIAL REPORTS. As soon as available and in any event not later than 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower, including therein the consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and consolidated statements of income, retained earnings, and cash flow for the Borrower and its Subsidiaries for such fiscal year, in each case certified by Arthur Andersen & Co. or other independent certified public accountants approved by the Bank. The Borrower shall also provide, if specifically requested by the Bank, its corresponding internally prepared statements of income for each store. The above financial reports shall be accompanied by a duly completed Borrowing Base and Compliance Certificate.

            (b) QUARTERLY FINANCIAL REPORTS. As soon as available and in any event not later than 45 days after the end of each fiscal quarter, the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such quarter and the consolidated statements of income, retained earnings, and cash flow for the Borrower and its Subsidiaries as of the end of such quarter, all in reasonable detail and duly certified by the chief financial officer of the Borrower as having been prepared in accordance with GAAP. The above financial reports shall be accompanied by a duly completed Borrowing Base and Compliance Certificate and shall also include same store sales information.

            (c) MONTHLY BORROWING BASE REPORTS. If any Advances are outstanding, as soon as available and in any event not later than 15 days after the end of each fiscal month, Section 1 of the Borrowing Base and Compliance Certificate duly completed.

            (d) ERISA. Promptly, and in any event within 30 days after the Borrower knows that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with the respect to the Borrower or any Commonly Controlled Entity; and promptly, but in any event within two Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same; and promptly, but in any event within five Business Days of the receipt of notice concerning the imposition of withdrawal liability with respect to the Borrower or any Commonly Controlled Entity; the Borrower will deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto.

            (e) LITIGATION. Promptly after the commencement thereof, (i) to the extent each of the following is not covered by insurance and could reasonably be expected to result in a liability of the Borrower or any of its Subsidiaries in excess of $100,000, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary and (ii) notice of any adverse development in pending actions, suits and proceedings which, if determined adversely, could reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its duties under the Credit Documents.

            (f) MATERIAL CHANGES. Prompt written notice of any condition or event of which the Borrower has knowledge, which condition or event has resulted or may reasonably be expected to result in a material adverse effect on the ability of the Borrower to perform its duties under this Agreement or any other Credit Document.

            (g) SEC AND OTHER REPORTS. Promptly after the same become publicly available, copies of all Forms 10-K, 10-Q, 8-K, annual reports, tender offer documentation, proxy statements and any other information which the Bank may reasonably request or which relates to events or circumstances which could reasonably be expected to have a material adverse effect on the Borrower's and its Subsidiaries' ability to perform their respective obligations under this Agreement and the other Credit Documents, filed by the Borrower with the Securities and Exchange Commission pursuant to the requirements of the Securities Exchange Act of 1934 or filed with any national securities exchange or distributed to the Borrower's shareholders.

            (h) CHANGES IN MANAGEMENT. Promptly, but in any event within five days after the occurrence thereof, a notice detailing any material changes in the Chief Executive Officer, the Chief Financial Officer or the President of the Borrower or its Subsidiaries.

            (i) OTHER INFORMATION. Such other information respecting the business operations or Property of the Borrower or its Subsidiaries, financial or otherwise, as the Bank may from time-to-time reasonably request.

            (j) DEFAULTS. Promptly, but in any event within five days after the occurrence thereof, a notice of each Default known to the Borrower, together with a statement of the chief financial officer of the Borrower setting forth the details of such Default and the actions which the Borrower has taken and proposes to take with respect thereto.

            (k) YEAR 2000 COMPLIANCE. Prompt written notice in the event the Borrower determines that any computer application which is material to its operations or the operations of any of its subsidiaries, affiliates, material vendors, suppliers or customers will not be fully Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a material adverse effect upon the financial condition of the Borrower.

      5.3 INSPECTION. From time-to-time upon reasonable notice, the Borrower shall (a) permit the Bank to examine and copy the books and records of, and visit, inspect, and conduct field audits of the Property of the Borrower and each of its Subsidiaries and to discuss the business operations and Property of the Borrower and each of its Subsidiaries with any of their respective officers or directors, and (b) if reasonably requested by the Bank, furnish the Bank with a report prepared by a qualified independent consultant, the first two of each such reports in any fiscal year being provided at the expense of the Borrower and all subsequent reports for such fiscal year being provided at the expense of the Bank.

      5.4 FINANCIAL COVENANTS.

            (a) LEVERAGE RATIO. The Borrower shall not permit, at the end of any fiscal month, the ratio of its (i) total consolidated liabilities to its (ii) Tangible Net Worth to exceed 1.0 to 1.0.

            (b) FIXED CHARGE COVERAGE RATIO. The Borrower shall not permit its Fixed Charge Coverage Ratio to be less than 1.25 to 1.00 at the end of any fiscal quarter for the four-fiscal quarter period then ended.

            (c) TANGIBLE NET WORTH. The Borrower shall not permit, at the end of any fiscal quarter, its Tangible Net Worth to be less than for each fiscal quarter, an amount equal to (A) $110,700,000 PLUS (B) an amount equal to 75% of the cumulative amount of positive Net Income of the Borrower and its Subsidiaries since May 2, 1999 PLUS (C) an amount equal to the net proceeds received after giving effect to any associated transaction costs (including, without limitation, underwriting discount, brokerage fees, attorney fees and financial advisory fees) from the issuance by the Borrower or any of its Subsidiaries of any equity to the extent that such issuance would be included in, and therefore increase, the Borrower's Net Worth LESS (D) the amount of any capital stock repurchases made and permitted under Section 5.9(b) after the date hereof.

      5.5 DEBT. None of the Borrower or any of its Subsidiaries shall create, assume, incur, suffer to exist, or in any manner become liable, directly or indirectly, or contingently in respect to, any Debt other than all of the following:

            (a)   Debt owed to the Bank, including the Obligations;

            (b) Debt existing on the date of this Agreement that is listed in
Schedule 4.6 (Debt), and any rearrangments, extensions, or refinancing thereof which do not increase the amount thereof;

            (c) Debt in the form of accounts payable to trade creditors for goods or services which are not aged more than 60 days from the date due and current operating liabilities (other than for borrowed money) which are not more than 60 days past due, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith and by appropriate proceedings;

            (d) Debt not otherwise permitted by this Section 5.5 in an aggregate amount not to exceed 10% of the Borrower's Net Worth;

            (e) Debt secured by Liens described in Section 5.6 (c), (d) or (e); and

            (f) Debt arising as a result of any guaranty of any operating leases by the Borrower or any Subsidiary.

      5.6 LIENS. None of the Borrower or any of its Subsidiaries shall create, assume, incur, or suffer to exist any Lien on any of its Property whether now owned or hereafter acquired, or assign any right to receive income, except all of the following:

            (a) Liens securing Debt owed to the Bank, including, without limitation, the Obligations and the Equipment Loan;

            (b) Liens disclosed to the Bank in SCHEDULE 5.6 (Liens) provided that the indebtedness secured by such Liens shall not be increased so that the amount of such Debt becomes greater than the outstanding amount of such Debt on the date of this Agreement;

            (c) Liens imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens, landlord's liens (whether statutory or contractual), and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 30 days;

            (d) Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

            (e) Liens for taxes, assessment or other governmental charges and which are not yet due or which are being actively contested in good faith by appropriate proceedings;

            (f) Liens arising in the ordinary course of business which are not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially detract from the value of the Borrower's or its Subsidiaries' Property or assets or materially interfere with their business; and

            (g) Liens securing purchase money indebtedness (including Capital Lease obligations) to the extent such Debt is permitted to be incurred pursuant to Section 5.5(d); PROVIDED that, Liens on accounts receivable and inventory of the Borrower and its Subsidiaries (other than Liens securing the Obligations) are expressly prohibited.

      5.7 CORPORATE TRANSACTIONS. The Borrower shall not, without the prior written consent of the Bank, alter its current corporate structure as disclosed in SCHEDULE 4.5 (Subsidiaries). Without limiting the foregoing, the Borrower will not, without the prior written consent of the Bank: (a) merge with or into any other Person, (b) change its name or the names of its Subsidiaries or reincorporate in another jurisdiction, (c) create or suffer to exist any Subsidiary not existing on the date of this Agreement, or (d) sell or otherwise dispose of any shares of capital stock of any Subsidiary except (i) as permitted under the Investment Agreement or (ii) the issuance by the Borrower of shares of its capital stock (whether common or preferred). Notwithstanding any of the foregoing, the Bank shall not unreasonably withhold its consent to any of the actions restricted by this Section 5.7.

      5.8 ASSET SALES. None of the Borrower or any of its Subsidiaries shall sell, transfer, or convey any of its assets outside the ordinary course of business, except that the Borrower and its

Subsidiaries may (a) make intercompany loans and advances, and (b) if no Default has occurred and is continuing, enter into sale and leaseback transactions involving real Property if the proceeds realized from the assets being sold in such transactions are at least equal to the net book value of such assets.

      5.9 DISTRIBUTIONS, ETC. Without the prior approval of the Bank, the Borrower and its Subsidiaries shall not make any Restricted Payments; PROVIDED that so long as no Default has occurred and is continuing or would occur after giving effect thereto (a) the Borrower may pay dividends on its capital stock (whether common or preferred) and (b) the Borrower may purchase up to 3,000,000 shares of its capital stock (as adjusted for stock splits, stock dividends or any other similar adjustment) from the date of this Agreement until January 31, 2000 for consideration not to exceed $21,000,000. Additionally, the Bank consents to the Borrower's purchases made before the Effective Date of 1,090,000 shares of the Borrower's common stock.

      5.10 TRANSACTIONS WITH AFFILIATES. None of the Borrower or any of its Subsidiaries shall enter into any transaction directly or indirectly with or for the benefit of an Affiliate except transactions with an Affiliate in the ordinary course of business for which the monetary or business consideration arising from such a transaction would be substantially as advantageous to the Borrower or such Subsidiary as the monetary or business consideration which it would obtain in a comparable arm's length transaction. Nothing in this Section shall prohibit the Borrower or any of its Subsidiaries from engaging in the transactions arising under the TCR Advisory Agreement.

      5.11 INVESTMENTS AND CAPITAL EXPENDITURES. None of the Borrower or any of its Subsidiaries shall make or hold any investment in any Person, including capital contributions to the Person, investments in the debt or equity securities of the Person, loans, guaranties, or other extensions of credit to the Person (including trade credit), or make any capital expenditures or capital investments (each of the foregoing investments or capital expenditures being referred to as an "Investment") except:

            (a) intercompany loans or advances among the Borrower and its Subsidiaries;

            (b)   Liquid Investments;

            (c) capital expenditures during any fiscal year in an amount not to exceed 20% of the Borrower's Net Worth determined as of the last day of the preceding fiscal year; and

            (d) as permitted by the Bank.

      5.12 MAINTENANCE OF PROPERTY. Each of the Borrower and its Subsidiaries shall maintain its owned, leased, or operated property, equipment, buildings, and fixtures in good condition and repair, and not permit the commission of material waste or other injury, destruction, or loss thereto.

      5.13 COMPLIANCE WITH LAWS. Each of the Borrower and its Subsidiaries shall comply, in all material respects with all federal, state, and local laws and regulations which are applicable to the operations and Property of the Borrower and its Subsidiaries, PROVIDED that this Section shall not prevent the Borrower and its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings for which reserves in conformity with GAAP have been provided.

      5.14 TAXES. The Borrower and its Subsidiaries shall pay and discharge all taxes, assessments, and other charges and claims imposed on the Borrower and its Subsidiaries, PROVIDED that nothing in this Section shall require the Borrower or any of its Subsidiaries to pay any tax, assessment, or charge which is being contested in good faith and by appropriate proceedings, and with respect to which reserves in conformity with GAAP have been provided.

      5.15 ERISA. The Borrower and its Subsidiaries shall prevent, as they relate to the Borrower: any Reportable Event, complete or partial withdrawal from any Multiemployer Plan, any Prohibited Transaction, the filing of a notice of intent to terminate a Plan, the termination of a Plan that is not fully funded, or circumstances to exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC from instituting such proceedings, and any other events or conditions which could subject the Borrower to any tax, penalty, lien, or other liability under ERISA.

      5.16 LINES OF BUSINESS; INVENTORY ACCOUNTING METHOD. None of the Borrower or any of its Subsidiaries will (a) change the character of its business as conducted on the date of this Agreement, (b) engage in any type of business not reasonably related to its business as presently and normally conducted, or (c) change its method of accounting for inventory.

      5.17 INSURANCE.

            (a) Each of the Borrower and its Subsidiaries will maintain insurance with its current carrier or other responsible and reputable insurance companies or associations consented to by the Bank in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and its Subsidiaries operate. Without limiting the generality of the foregoing, the Borrower and its Subsidiaries will not terminate any type of insurance coverage now in force except to replace an existing insurance carrier, or directly or indirectly decrease the level of such coverage.

            (b) The Borrower and its Subsidiaries will deliver to the Bank, at the Bank's request, copies of such policies and certificates evidencing such policies.

            (c) The Borrower and its Subsidiaries will not engage in any self insurance plan established after the date of this Agreement that is not consented to in writing by the Bank.

      5.18 ENVIRONMENTAL LAW COMPLIANCE. The Borrower and its Subsidiaries will not violate any federal laws, rules or ordinances for environmental protection, including, but not limited to, the following: Clean Air Act, 42 U.S.C. ss. 7401 ET. SEq.; Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 ET. SEq.; Solid Waste Disposal Act, 42 U.S.C. ss. 6901 ET. seq.; Comprehensive Environmental Response, Compensation Liability Act ("CERCLA" or "SUPERFUND"), 42 U.S.C. ss. 9601 ET. SEq.; National Environmental Policy Act, 42 U.S.C. ss. 4321 ET. SEq.; regulations of the Environmental Protection Agency and any applicable local or state law, rule, regulation or rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Materials (as defined herein), which the failure to comply with could have a material adverse effect on the Borrower, any Subsidiary or any Guarantor. "Hazardous Materials" include all materials defined as hazardous wastes or substances under any local, state or federal environmental laws, rules or regulations, and petroleum, petroleum products and oil.

SECTION 6. EVENTS OF DEFAULT. Each of the following shall be an "Event of Default" for the purposes of this Agreement and for each of the Credit
Documents:

      6.1 PAYMENT FAILURE. The Borrower defaults in the payment when due of any amount due under this Agreement or any other Credit Document, including payments of principal, interest, fees, reimbursements, and indemnifications, except that a Default arising from the failure to pay any such amount (other than principal) when due shall not be an Event of Default if such Default is cured within three days of the occurrence thereof; provided that, with respect to fees and expenses for which there is no requirement that the Bank give notice of the date such amounts are due (but excluding fees and expenses for which the due dates are set forth in this Agreement), the three day grace period contemplated herein shall not begin running prior to the date that the Borrower receives notice from the Bank detailing the amount of such fees or expenses owing to it);

      6.2 FALSE REPRESENTATION. Any representation or warranty made by the Borrower or any of its Subsidiaries or any officer thereof in this Agreement or in any other Credit Document proves to have been materially false or erroneous at the time it was made or deemed made;

      6.3 BREACH OF COVENANT. (a) Any breach by the Borrower or any Subsidiary of any of the covenants in Sections 5.3, 5.5 through 5.9, 5.11, 5.17 (a), and
5.17 (c), or (b) any breach by the Borrower or any Subsidiary of Section 5.17(b) or any other covenant contained in this Agreement or any other Credit Document, and such breach if curable, is not cured within 30 days of the occurrence thereof;

      6.4 BANKRUPTCY AND INSOLVENCY. The Borrower or any Subsidiary or any Guarantor (a) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under bankruptcy or other laws for the relief of debtors; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief; or (b) shall have had, without its consent: any court enter an order, judgment, or decree appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any court approve a petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution, or similar relief under bankruptcy or other laws for the relief of debtors; or any court adjudicate the Borrower, any Subsidiary, or any Guarantor as bankrupt and any of the foregoing in clause (b) shall remain unvacated, not set aside, or unstayed for an aggregate of 60 days, whether or not consecutive;

      6.5 ADVERSE JUDGMENT. The Borrower or any Subsidiary suffers a final judgment against it which, within 30 days from the date such judgment is entered, shall not have been satisfied or execution thereof stayed pending appeal, unless the aggregate amount of all such judgments, less any insurance proceeds covering such judgments, is less than $100,000 in the aggregate;

      6.6 CROSS DEFAULT. (a) Any breach by the Borrower or any Subsidiary of any contract related to any Debt (except intercompany loans and advances) of the Borrower in excess of $100,000 and such breach is not cured within any applicable grace period; (b) any breach by the Borrower or any Subsidiary of any contract related to any Lien securing any Debt (except intercompany loans and advances) in excess of $100,000 on the Borrower's or any Subsidiary's Property and such breach is not cured within any applicable grace period; or (c) any breach by the Borrower or any Subsidiary of any contract where such breach could have a material adverse effect on the ability of the Borrower to perform its duties under this Agreement or any other Credit Document and such breach is not cured within any applicable grace period;

      6.7 OWNERSHIP. The Borrower or any of its Subsidiaries shall cease to own 100% of the Voting Securities of its Subsidiaries; or

      6.8 GUARANTIES. Any of the guaranty provisions in the Guaranties shall for any reason cease to be valid and binding on the Guarantors or any Guarantor shall so state in writing.


SECTION 7. REMEDIES.

      7.1 TERMINATE COMMITMENTS. Upon the occurrence of any Event of Default relating to bankruptcy or insolvency under Section 6.4, all of the commitments of the Bank hereunder shall immediately and automatically terminate. During the continuation of any Event of Default other than a bankruptcy or insolvency Event of Default under Section 6.4, the Bank may declare all of the commitments of the Bank hereunder terminated, whereupon the same shall immediately terminate.

      7.2 ACCELERATION. Upon the occurrence of any Event of Default relating to bankruptcy or insolvency under Section 6.4, the aggregate outstanding amount of all loans made hereunder, all accrued interest thereon, and all other amounts payable by the Borrower under this Agreement and any other Credit Document shall immediately and automatically become due and payable. During the continuation of any Event of Default other than a bankruptcy or insolvency Event of Default under Section 6.4, the Bank may declare the aggregate outstanding amount of all loans made hereunder, all accrued interest thereon, and all other amounts payable by the Borrower under this Agreement and any other Credit Document to be immediately due and payable. Except as expressly provided herein, the Borrower waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, notice of acceleration, and all other notices in connection with any action under this paragraph.

      7.3 SETOFF. During the continuance of any Event of Default, the Bank may from time-to-time, without notice to the Borrower or any of its Subsidiaries (any such notice being expressly waived by the Borrower), set-off and apply any and all deposits of the Borrower or any of its Subsidiaries (general or special, time or demand, provisional or final) at any time held by the Bank, and may set-off and apply all amounts owed by the Bank to or for the account of the Borrower or any of its Subsidiaries, against the Obligations. The Bank agrees to promptly notify the Borrower after any such set-off or application; PROVIDED that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Bank under this Section are in addition to

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
other rights and remedies (including, without limitation, other rights of set-off) which the Bank may have.

      7.4 CREDIT DOCUMENTS. Following the occurrence and during the continuance of an Event of Default, the Bank may take any and all actions permitted under the Credit Documents and the Guaranties.

      7.5 DEFAULT INTEREST. If the Borrower fails to pay when due any amount payable under this Agreement or any other Credit Document, including principal, interest, fees, reimbursements, and indemnifications, the amount not paid when due shall bear interest beginning on the date due until paid in full at the Default Rate. If a due date for an amount payable is not specified in this Agreement or any other Credit Document, the due date shall be the date on which the Bank demands payment therefor. The Borrower shall pay interest (or additional interest) due under this Section when the amount payable is paid in full.

      7.6 REMEDIES CUMULATIVE AND NOT WAIVED. No right, power, or remedy conferred to the Bank in the Credit Documents, or now or hereafter existing at law or in equity, by statute or otherwise, shall be exclusive, and each such right, power, or remedy shall, to the full extent permitted by law, be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to the Bank in any Credit Document or now or hereafter existing at law, in equity, or admiralty, or by statute or otherwise, shall operate as a waiver of or otherwise prejudice any such right, power, or remedy.

      7.7 APPLICATION OF PAYMENTS. Prior to an Event of Default, all payments made hereunder shall be applied as elsewhere provided for hereunder, but if not elsewhere provided for hereunder, as directed by the Borrower or in absence of such direction, as determined by the Bank. Following and during the continuance of an Event of Default, all payment and collections shall be applied in the order determined by the Bank.


SECTION 8. MISCELLANEOUS.

      8.1 EXPENSES. The Borrower shall pay directly or reimburse the Bank for the reasonable out-of-pocket expenses associated with the creation of the credit facility contemplated by this Agreement and the other Credit Documents, including reasonable legal fees of outside counsel. Following the execution of this Agreement, the Borrower shall pay directly or reimburse the Bank for all reasonable charges and disbursements of legal counsel for the Bank in connection with (a) the creation, amendment, modification, waiver, or interpretation of any Credit Document, and (b) the preservation or enforcement of any rights of the Bank under the Credit Documents.

      8.2 INDEMNIFICATION OF BANK. THE BORROWER HEREBY AGREES TO INDEMNIFY THE BANK AGAINST ALL CLAIMS, LIABILITIES, DAMAGES, AND REASONABLE OUT-OF-POCKET EXPENSES IN CONNECTION WITH (A) ACTUAL OR THREATENED DAMAGE TO THE ENVIRONMENT, AGENCY COSTS OF INVESTIGATION, PERSONAL INJURY OR DEATH, OR ANY DAMAGE TO THE BORROWER'S OR ANY SUBSIDIARY'S PROPERTY DUE TO A RELEASE OR ALLEGED RELEASE OF HAZARDOUS MATERIALS ON OR UNDER THE BORROWER'S OR ANY SUBSIDIARY'S PROPERTY OR

IN THE SURFACE OR GROUND WATER LOCATED ON OR UNDER THE BORROWER'S OR ANY SUBSIDIARY'S PROPERTY, OR GASEOUS EMISSIONS FROM THE BORROWER'S OR ANY SUBSIDIARY'S PROPERTY OR ANY OTHER CONDITION EXISTING ON THE BORROWER'S OR ANY SUBSIDIARY'S PROPERTY RESULTING FROM THE USE OR EXISTENCE OF HAZARDOUS MATERIALS, WHETHER SUCH CLAIM PROVES TO BE TRUE OR FALSE, AND (B) ANY LITIGATION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY OTHER CREDIT DOCUMENT, INCLUDING CLAIMS CAUSED BY THE BANK'S OWN NEGLIGENCE, EXCEPT AS A RESULT OF THE BANK'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THE BORROWER AGREES TO INDEMNIFY THE BANK FROM ANY CLAIMS, LIABILITIES, DAMAGES, AND REASONABLE OUT-OF-POCKET EXPENSES WHICH ARISE OUT OF THE BANK'S GOOD FAITH RELIANCE UPON INSTRUCTIONS FROM THE BORROWER, AS PROVIDED FOR HEREIN, INCLUDING CLAIMS CAUSED BY THE BANK'S OWN NEGLIGENCE, EXCEPT AS A RESULT OF THE BANK'S GROSS NEGLIGENCE AND WILLFUL MISCONDUCT. THE BORROWER FURTHER AGREES THAT ITS INDEMNITY OBLIGATIONS SHALL INCLUDE, BUT ARE NOT LIMITED TO, LIABILITY FOR DAMAGES RESULTING FROM THE PERSONAL INJURY OR DEATH OF AN EMPLOYEE OF THE BORROWER, REGARDLESS OF WHETHER THE BORROWER HAS PAID SUCH EMPLOYEE UNDER THE WORKERS' COMPENSATION LAWS OF ANY STATE OR OTHER SIMILAR FEDERAL OR STATE LEGISLATION FOR THE PROTECTION OF EMPLOYEES.

      8.3 USURY SAVINGS.

            (a) If the rate of interest under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when loans made hereunder are repaid in full, the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then the Borrower shall pay to the Bank an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged if the Highest Lawful Rate had at all times been in effect and (B) the amount of interest which would have accrued if the stated rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid and accrued under this Agreement on the Note.

            (b) Notwithstanding the foregoing, it is the intention of the Bank and the Borrower to conform strictly to any applicable usury laws. Accordingly, if the Bank contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be canceled automatically and, if previously paid, shall at the Bank's option be applied to the outstanding amount of the loans made hereunder or be refunded to the Borrower.

      8.4 NOTICE. Unless otherwise specified, all notices and other communications provided for in this Agreement shall be in writing, including telecopy, and delivered or transmitted to the addresses set forth next to the signatures below, or to such other address as shall be designated by the Borrower or the Bank in written notice to the other party. Notice sent by telecopy shall be deemed to be given when receipt of such transmission is acknowledged, and delivered notice shall be deemed to be given when receipted for by, or actually received by, an authorized officer of the Borrower or the Bank, as the case may be.

      8.5 TIMING. Time is of the essence in this Agreement and in all other Credit Documents.

      8.6 AMENDMENTS AND WAIVERS. Any provision of this Agreement or any other Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank. No course of dealing on the part of the Bank, its officers, employees, consultants, or agents, nor any failure or delay by the Bank with respect to exercising any right, power, or privilege of the Bank under this Agreement or any other Credit Document shall operate as a waiver thereof.

      8.7 INVALIDITY. If any provision of this Agreement or the other Credit Documents are held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this Agreement and the other Credit Documents shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of the Credit Documents, and the remaining provisions shall remain in full force and effect.

      8.8 SURVIVAL OF AGREEMENTS. All representations, warranties, and covenants of the Borrower in this Agreement or any other Credit Document shall survive the execution of this Agreement or any other Credit Document.

      8.9 SUCCESSORS AND ASSIGNS. This Agreement and each other Credit Document shall bind the Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns. The Bank shall not assign its rights or delegate its duties hereunder without the consent of the Borrower (which consent shall not be unreasonably withheld) and shall give the Borrower notice of any such assignment. The Borrower may not assign its rights or delegate its duties under this Agreement or any other Credit Document.

      8.10 ARBITRATION.

            (a) Any controversy or claim between or among the parties hereto, including those arising out of or relating to this Agreement or the Credit Documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the rules of practice and procedure for the arbitration of commercial disputes of Judicial Arbitration and Mediation Services, Inc. ("JAMS"), and the "special rules" set forth in paragraph (b) below. In the event of any inconsistency, the special rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement or any of the Credit Documents applies in any court having jurisdiction over such action.

            (b) The arbitration shall be conducted in Houston, Texas, and administered by JAMS, who shall appoint an arbitrator; if JAMS is unable or legally precluded from administering the arbitration, then the American Arbitration Association shall serve. All arbitration hearings shall be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only be permitted to extend the commencement of such hearing for up to an additional 60 days and only after showing cause. The payment of costs and fees associated with the arbitration shall be allocated between the parties by the arbitrator.

            (c) Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement or the Credit Documents; or (ii) be a waiver by the Bank of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of the Bank hereto
(A) to exercise self help remedies such as setoff, or (B) to take action to enforce rights under any security or support for the Obligations, including foreclosing on collateral and making claims under guaranties, to the extent permitted under the Credit Documents, or (C) to obtain from a court provisional or ancillary remedies such as injunctive relief, writ of possession, or the appointment of a receiver. The Bank may, to the extent permitted under the Credit Documents, exercise such self help rights, enforce rights related to security or support, or obtain such provisional or ancillary remedies before, during, or after the pendency of any arbitration proceeding brought pursuant to this Agreement. Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

      8.11 COUNTERPARTS. This Agreement and any other Credit Document may be executed in multiple counterparts which together shall constitute one and the same instrument.

      8.12 CHOICE OF LAW. This Agreement and the other Credit Documents have been prepared, are being executed and delivered, and are intended to be performed in the State of Texas, and the substantive laws of such state and the applicable federal laws of the United States of America shall govern the validity, construction, enforcement, and interpretation of this Agreement.

      8.13 NO FURTHER AGREEMENTS. THIS WRITTEN AGREEMENT AND THE CREDIT DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

      THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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
      EXECUTED as of the date first above written.


                                    GARDEN RIDGE CORPORATION


                                    By:/s/ JANE ARBUTHNOT
                                           Jane Arbuthnot
                                           Chief Financial Officer

                                           19411 Atrium Place, Suite 170
                                           Houston, Texas 77084-6099
                                           Telephone: (281) 579-7901
                                           Telecopy: (281) 578-0999


                                           BANK OF AMERICA, N.A.



                                    By:/s/ WILLIAM B BORUS
                                           William B. Borus
                                           Vice President

                                           700 Louisiana, 7th Floor
                                           Houston, Texas 77002
                                           Telephone: (713) 247-7756
                                           Telecopy: (713) 247-7748

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